Exhibit 99.1

RPM Reports Fiscal 2026 Second-Quarter Results

•	Record second-quarter sales of $1.91 billion, an increase of 3.5% compared to the prior-year record

•	Second-quarter net income of $161.2 million, diluted EPS of $1.26, and EBIT of $229.0 million

•	Second-quarter adjusted diluted EPS of $1.20, a decrease of 13.7% compared to the prior-year record and adjusted EBIT of $226.6 million, a decrease of 11.2% compared to the prior-year record

•	Fiscal 2026 third-quarter outlook calls for mid-single-digit sales growth and adjusted EBIT to increase mid- to high-single digits

•	Fiscal 2026 fourth-quarter outlook calls for mid-single-digit sales growth and adjusted EBIT to increase low- to high-single-digits

•	Implementing SG&A-focused optimization actions that are expected to generate benefits of approximately $100 million annually

MEDINA, OH – January 8, 2026 – RPM International Inc. (NYSE: RPM), a world leader in specialty coatings, sealants and building materials, today reported financial results for its fiscal 2026 second quarter ended November 30, 2025.

Frank C. Sullivan, RPM chairman and CEO commented, “In the second quarter, sales came in at the lower end of our expectations. The prolonged government shutdown contributed to the trend of longer lead times on construction projects and further pressured already negative consumer sentiment. As a result, sales growth turned negative as the quarter progressed, and earnings declined as we were unable to fully leverage growth investments and overcome temporary margin headwinds from plant and warehouse facility consolidations. Given the slower demand environment, we have moved quickly to put in place SG&A-focused optimization actions that will save approximately $100 million annually once fully implemented, while continuing focused growth investments in our highest potential opportunities.”

SG&A-Focused Optimization Actions

In response to current market conditions, the company is implementing actions that, once fully in place, will generate annual benefits of approximately $100 million. Approximately $5 million of the benefits are expected to be realized in the third quarter of fiscal 2026, an incremental $20 million in the fourth quarter of fiscal 2026 and an incremental $75 million in fiscal 2027. Additional details on the cost to implement these initiatives will be available in April 2026.

RPM Reports Results for Fiscal 2026 2nd Quarter

January 8, 2026

Second-Quarter 2026 Consolidated Results

Consolidated

	Three Months Ended
$ in 000s except per share data	November 30, 2025	November 30, 2024	$ Change	% Change
Net Sales	$1,909,895	$1,845,318	$64,577	3.5%
Net Income Attributable to RPM Stockholders	161,207	183,204	(21,997)	(12.0%)
Diluted Earnings Per Share (EPS)	1.26	1.42	(0.16)	(11.3%)
Income Before Income Taxes (IBT)	210,995	212,982	(1,987)	(0.9%)
Earnings Before Interest and Taxes (EBIT)	228,974	227,633	1,341	0.6%
Adjusted EBIT(1)	226,632	255,076	(28,444)	(11.2%)
Adjusted Diluted EPS(1)	1.20	1.39	(0.19)	(13.7%)

(1)	Excludes certain items that are not indicative of RPM’s ongoing operations. See tables below titled Supplemental Segment Information and Reconciliation of Reported to Adjusted Amounts for details.

Record second-quarter sales were driven by acquisitions and engineered solutions for high-performance buildings, which were partially offset by soft DIY demand. Growth in several construction businesses slowed as the quarter progressed, as project lead times became longer, due in part to the extended government shutdown.

Geographically, Europe led sales growth with an increase of 13.9%, driven by acquisitions and favorable foreign exchange. North America sales increased 1.9%, driven by acquisitions and high-performance building solutions in the U.S., partially offset by softness in Canada. Emerging markets were led by Africa / Middle East, with growth driven by high-performance building and infrastructure projects.

Sales included a 0.5% organic decline, 3.4% growth from acquisitions, and a 0.6% benefit from foreign currency translation.

Adjusted EBIT declined as growth investments, reduced fixed-cost absorption from lower volumes and temporary inefficiencies from plant and warehouse facility consolidations more than offset MAP 2025 operational improvements. Increased healthcare and acquisition expenses also contributed to the adjusted EBIT decline.

The adjusted diluted EPS decline was primarily driven by lower adjusted EBIT, along with higher interest expense resulting from debt being used to finance acquisitions.

RPM Reports Results for Fiscal 2026 2nd Quarter

January 8, 2026

Second-Quarter 2026 Segment Sales and Earnings

Construction Products Group

	Three Months Ended
$ in 000s	November 30, 2025	November 30, 2024	$ Change	% Change
Net Sales	$737,439	$720,467	$16,972	2.4%
Income Before Income Taxes	94,565	107,848	(13,283)	(12.3%)
EBIT	95,531	108,748	(13,217)	(12.2%)
Adjusted EBIT(1)	98,631	110,758	(12,127)	(10.9%)

(1)	Excludes certain items that are not indicative of RPM’s ongoing operations. See table below titled Supplemental Segment Information for details.

Record CPG sales were driven by roofing solutions serving high-performance buildings, partially offset by weaker sales in the disaster restoration business due to reduced storm activity compared to the prior year.

Sales included 0.8% organic growth, 0.5% growth from acquisitions net of divestitures, and a 1.1% benefit from foreign currency translation.

Adjusted EBIT declined as SG&A growth investments, temporary inefficiencies from plant consolidations and lower fixed-cost absorption at businesses with volume declines more than offset MAP 2025 operational improvement benefits.

Performance Coatings Group

	Three Months Ended
$ in 000s	November 30, 2025	November 30, 2024	$ Change	% Change
Net Sales	$533,806	$511,231	$22,575	4.4%
Income Before Income Taxes	81,699	80,326	1,373	1.7%
EBIT	80,766	79,693	1,073	1.3%
Adjusted EBIT(1)	82,829	83,085	(256)	(0.3%)

(1)	Excludes certain items that are not indicative of RPM’s ongoing operations. See table below titled Supplemental Segment Information for details.

Record PCG sales were driven by broad-based growth across its businesses. Acquisitions also contributed to the sales increase.

Sales included 2.7% organic growth, a 1.1% increase from acquisitions, and a 0.6% benefit from foreign currency translation.

Adjusted EBIT growth was approximately flat as the higher sales and MAP 2025 operational improvement benefits were offset by growth investments and unfavorable mix.

RPM Reports Results for Fiscal 2026 2nd Quarter

January 8, 2026

Consumer Group

	Three Months Ended
$ in 000s	November 30, 2025	November 30, 2024	$ Change	% Change
Net Sales	$638,650	$613,620	$25,030	4.1%
Income Before Income Taxes	100,669	86,256	14,413	16.7%
EBIT	100,710	86,593	14,117	16.3%
Adjusted EBIT(1)	89,995	95,940	(5,945)	(6.2%)

(1) Excludes certain items that are not indicative of RPM’s ongoing operations. See table below titled Supplemental Segment Information for details.

The Consumer Group’s record sales were driven by acquisitions and pricing to recover inflation. This growth was partially offset by softness in DIY markets, product rationalization, and delayed sales related to software system implementations and a shared distribution center integration. This softness became more pronounced toward the end of the quarter.

Sales included a 4.7% organic decline, 8.7% growth from acquisitions, and a 0.1% benefit from foreign currency translation.

Adjusted EBIT declined as lower volumes, a plant consolidation, and the startup of a shared distribution center all reduced earnings, which more than offset MAP 2025 operational improvement benefits. Lower demand at the Color Group also pressured profitability.

Adjusted EBIT excludes a $12.7 million gain on a fair value adjustment associated with the Star Brands Group acquisition, as aggressive targets needed to achieve the earnout are unlikely to be met.

Cash Flow and Financial Position

During the first six months of fiscal 2026:

•

Cash provided by operating activities was $583.2 million, the second-highest amount in the company’s history, compared to $527.5 million in the prior-year period with the increase driven by improved working capital efficiency.

•

Capital expenditures were $111.8 million compared to $100.7 million during the first six months of fiscal 2025, with the increase driven by growth investments, including the purchase of RPM’s new Malaysian plant.

•	The company returned $168.7 million to stockholders through cash dividends and share repurchases, an increase of 5.8% compared to the prior year.

•	The company had multiple small divestitures as part of MAP 2025 initiatives to rationalize production lines, with proceeds from these transactions totaling $3.9 million in the second fiscal quarter.

As of November 30, 2025:

•	Total debt was $2.52 billion compared to $2.03 billion a year ago, with the $494.0 million increase driven by debt used to finance acquisitions.

RPM Reports Results for Fiscal 2026 2nd Quarter

January 8, 2026

•

Total liquidity, including cash and committed revolving credit facilities, was $1.10 billion, compared to $1.50 billion a year ago, with the decrease driven by the use of credit facilities to finance acquisitions.

Business Outlook

Sullivan said, “Driven by our targeted growth investments, we expect to outgrow underlying markets in the third quarter. However, market demand is expected to remain sluggish as consumer confidence is low and uncertainty in construction markets, including weather-related factors, persists.”

He continued, “While visibility for the fourth quarter remains limited, we are controlling what we can and expect to benefit from activity related to previously deferred construction projects and are encouraged that our construction pipeline remains solid. We will also benefit from the implementation of optimization actions, which will serve as a tailwind to margins.”

The company expects the following in the fiscal 2026 third quarter:

•	Consolidated sales to increase in the mid-single-digit percentage range compared to prior-year results.

•	Consolidated adjusted EBIT to increase in the mid- to high-single digit percentage range compared to prior-year results

•	Consumer sales growth to be moderately higher than the other two segments due to acquisitions.

The company expects the following in the fiscal 2026 fourth quarter:

•	Consolidated sales to increase in the mid-single-digit range compared to prior-year record results.

•	Consolidated adjusted EBIT to be up low- to high-single-digits compared to prior-year record results.

Earnings Webcast and Conference Call Information

Management will host a conference call to discuss these results beginning at 10:00 a.m. ET today. The call can be accessed via webcast at www.RPMinc.com/Investors/Presentations-Webcasts or by dialing 1-844-481-2915 or 1-412-317-0708 for international callers and asking to join the RPM International call. Participants are asked to call the assigned number approximately 10 minutes before the conference call begins. The call, which will last approximately one hour, will be open to the public, but only financial analysts will be permitted to ask questions. The media and all other participants will be in a listen-only mode.

For those unable to listen to the live call, a replay will be available from January 8, 2026, until January 15, 2026. The replay can be accessed by dialing 1-855-669-9658 or 1-412-317-0088 for international callers. The access code is 1320592. The call also will be available for replay and as a written transcript via the RPM website at www.RPMinc.com.

RPM Reports Results for Fiscal 2026 2nd Quarter

January 8, 2026

About RPM

RPM International Inc. owns subsidiaries that are world leaders in specialty coatings, sealants, building materials and related services. The company operates across three reportable segments: consumer, construction products and performance coatings. RPM has a diverse portfolio of market-leading brands, including Rust-Oleum, DAP, Zinsser, Varathane, The Pink Stuff, Legend Brands, Stonhard, Carboline, Tremco, Dryvit and Nudura. From homes and workplaces to infrastructure and precious landmarks, RPM’s brands are trusted by consumers and professionals alike to help build a better world. The company employs approximately 17,800 individuals worldwide. Visit www.RPMinc.com to learn more.

For more information, contact Matt Schlarb, Vice President – Investor Relations & Sustainability, at 330-220-6064 or mschlarb@rpminc.com.

# # #

Use of Non-GAAP Financial Information

To supplement the financial information presented in accordance with Generally Accepted Accounting Principles in the United States (“GAAP”) in this earnings release, we use EBIT, adjusted EBIT and adjusted earnings per share, which are all non-GAAP financial measures. EBIT is defined as earnings (loss) before interest and taxes, with adjusted EBIT and adjusted earnings per share provided for the purpose of adjusting for one-off items impacting revenues and/or expenses that are not considered by management to be indicative of ongoing operations. We evaluate the profit performance of our segments based on income before income taxes, but also look to EBIT as a performance evaluation measure because interest income (expense), net is essentially related to corporate functions, as opposed to segment operations. For that reason, we believe EBIT is also useful to investors as a metric in their investment decisions. EBIT should not be considered an alternative to, or more meaningful than, income before income taxes as determined in accordance with GAAP, since EBIT omits the impact of interest and investment income or expense in determining operating performance, which represent items necessary to our continued operations, given our level of indebtedness. Nonetheless, EBIT is a key measure expected by and useful to our fixed income investors, rating agencies and the banking community all of whom believe, and we concur, that this measure is critical to the capital markets’ analysis of our segments’ core operating performance. We also evaluate EBIT because it is clear that movements in EBIT impact our ability to attract financing. Our underwriters and bankers consistently require inclusion of this measure in offering memoranda in conjunction with any debt underwriting or bank financing. EBIT may not be indicative of our historical operating results, nor is it meant to be predictive of potential future results. See the financial statement section of this earnings release for a reconciliation of EBIT and adjusted EBIT to income before income taxes, and adjusted earnings per share to earnings per share. We have not provided a reconciliation of our third-quarter fiscal 2026 or fourth-quarter fiscal 2026 adjusted EBIT guidance because material terms that impact such measure are not in our control and/or cannot be reasonably predicted, and therefore a reconciliation of such measure is not available without unreasonable effort.

Forward-Looking Statements

This press release includes forward-looking statements relating to our business. These forward-looking statements, or other statements made by us, are made based on our expectations and beliefs concerning future events impacting us and are subject to uncertainties and factors (including those specified below), which are difficult to predict and, in many instances, are beyond our control. As a result, our actual results could differ materially from those expressed in or implied by any such forward-looking statements. These uncertainties and factors include (a) global and regional markets and general economic conditions, including uncertainties surrounding the volatility in financial markets, the availability of capital and the viability of banks and other financial institutions; (b) the prices, supply and availability of raw materials, including assorted pigments, resins, solvents, and other natural gas- and oil-based materials; packaging, including plastic and metal containers; and transportation services, including fuel surcharges; (c) continued growth in demand for our products; (d) legal, environmental and litigation risks inherent in our businesses and risks related to the adequacy of our insurance coverage for such matters; (e) the effect of

RPM Reports Results for Fiscal 2026 2nd Quarter

January 8, 2026

changes in interest rates; (f) the effect of fluctuations in currency exchange rates upon our foreign operations; (g) changes in global trade policies, including the adoption or expansion of tariffs and trade barriers; (h) the effect of non-currency risks of investing in and conducting operations in foreign countries, including those relating to domestic and international political, social, economic and regulatory factors; (i) risks and uncertainties associated with our ongoing acquisition and divestiture activities; (j) the timing of and the realization of anticipated cost savings from restructuring initiatives, the ability to identify additional cost savings opportunities, and the risks of failing to meet any other objectives of our improvement plans; (k) risks related to the adequacy of our contingent liability reserves; (l) risks relating to a public health crisis similar to the Covid pandemic; (m) risks related to acts of war similar to the Russian invasion of Ukraine; (n) risks related to the transition or physical impacts of climate change and other natural disasters or meeting sustainability-related voluntary goals or regulatory requirements; (o) risks related to our or our third parties’ use of technology including artificial intelligence, data breaches and data privacy violations; (p) the shift to remote work and online purchasing and the impact that has on residential and commercial real estate construction; and (q) other risks detailed in our filings with the Securities and Exchange Commission, including the risk factors set forth in our Form 10-K for the year ended May 31, 2025, as the same may be updated from time to time. We do not undertake any obligation to publicly update or revise any forward-looking statements to reflect future events, information or circumstances that arise after the filing date of this press release.

RPM Reports Results for Fiscal 2026 2nd Quarter

January 8, 2026

CONSOLIDATED STATEMENTS OF INCOME

IN THOUSANDS, EXCEPT PER SHARE DATA

(Unaudited)

	Three Months Ended		Six Months Ended
	November 30,	November 30,	November 30,	November 30,
	2025	2024	2025	2024
Net Sales	$1,909,895	$1,845,318	$4,023,638	$3,814,107
Cost of Sales	1,129,728	1,080,774	2,350,255	2,212,890

Gross Profit	780,167	764,544	1,673,383	1,601,217
Selling, General & Administrative Expenses	549,465	529,836	1,122,999	1,055,982
Restructuring Expense	4,531	7,557	13,345	14,759
Interest Expense	28,005	23,177	57,331	47,611
Investment (Income), Net	(10,026)	(8,526)	(23,430)	(19,552)
Other (Income), Net	(2,803)	(482)	(5,904)	(1,016)

Income Before Income Taxes	210,995	212,982	509,042	503,433
Provision for Income Taxes	49,521	29,532	119,728	91,429

Net Income	161,474	183,450	389,314	412,004
Less: Net Income Attributable to Noncontrolling Interests	267	246	502	1,108

Net Income Attributable to RPM International Inc. Stockholders	$161,207	$183,204	$388,812	$410,896

Earnings per share of common stock attributable to RPM International Inc. Stockholders:
Basic	$1.26	$1.43	$3.04	$3.21

Diluted	$1.26	$1.42	$3.03	$3.19

Average shares of common stock outstanding - basic	127,129	127,658	127,206	127,675

Average shares of common stock outstanding - diluted	127,649	128,344	127,799	128,392

RPM Reports Results for Fiscal 2026 2nd Quarter

January 8, 2026

SUPPLEMENTAL SEGMENT INFORMATION

IN THOUSANDS

(Unaudited)

	Three Months Ended		Six Months Ended
	November 30,	November 30,	November 30,	November 30,
	2025	2024	2025	2024
Net Sales:
CPG Segment	$737,439	$720,467	$1,618,885	$1,548,473
PCG Segment	533,806	511,231	1,072,284	1,001,191
Consumer Segment	638,650	613,620	1,332,469	1,264,443

Total	$1,909,895	$1,845,318	$4,023,638	$3,814,107

Income Before Income Taxes:
CPG Segment
Income Before Income Taxes (a)	$94,565	$107,848	$257,941	$268,943
Interest (Expense), Net (b)	(966)	(900)	(1,531)	(1,368)

EBIT (c)	95,531	108,748	259,472	270,311
MAP initiatives (d)	3,500	2,010	8,680	4,450
(Gain) on sale of assets and businesses, net (f)	(400)	—	(400)	—

Adjusted EBIT	$98,631	$110,758	$267,752	$274,761

PCG Segment
Income Before Income Taxes (a)	$81,699	$80,326	$164,378	$157,445
Interest Income, Net (b)	933	633	1,548	1,241

EBIT (c)	80,766	79,693	162,830	156,204
MAP initiatives (d)	2,022	3,392	6,953	5,459
Inventory step-up costs (e)	41	—	41	—
(Gain) on sale of assets and businesses, net (f)	—	—	—	(237)

Adjusted EBIT	$82,829	$83,085	$169,824	$161,426

Consumer Segment
Income Before Income Taxes (a)	$100,669	$86,256	$209,430	$192,685
Interest (Expense), Net (b)	(41)	(337)	(256)	(814)

EBIT (c)	100,710	86,593	209,686	193,499
MAP initiatives (d)	1,206	9,347	4,964	18,919
Inventory step-up costs (e)	786	—	7,903	—
(Gain) on acquisition earn-out fair value adjustment (g)	(12,707)	—	(12,707)	—

Adjusted EBIT	$89,995	$95,940	$209,846	$212,418

Corporate/Other
(Loss) Before Income Taxes (a)	$(65,938)	$(61,448)	$(122,707)	$(115,640)
Interest (Expense), Net (b)	(17,905)	(14,047)	(33,662)	(27,118)

EBIT (c)	(48,033)	(47,401)	(89,045)	(88,522)
MAP initiatives (d)	3,210	12,694	6,047	23,335

Adjusted EBIT	$(44,823)	$(34,707)	$(82,998)	$(65,187)

TOTAL CONSOLIDATED
Income Before Income Taxes (a)	$210,995	$212,982	$509,042	$503,433
Interest (Expense)	(28,005)	(23,177)	(57,331)	(47,611)
Investment Income, Net	10,026	8,526	23,430	19,552

EBIT (c)	228,974	227,633	542,943	531,492
MAP initiatives (d)	9,938	27,443	26,644	52,163
Inventory step-up costs (e)	827	—	7,944	—
(Gain) on sale of assets and businesses, net (f)	(400)	—	(400)	(237)
(Gain) on acquisition earn-out fair value adjustment (g)	(12,707)	—	(12,707)	—

Adjusted EBIT	$226,632	$255,076	$564,424	$583,418

(a)	The presentation includes a reconciliation of Income (Loss) Before Income Taxes, a measure defined by Generally Accepted Accounting Principles in the United States (GAAP), to EBIT and Adjusted EBIT.
(b)	Interest Income (Expense), Net includes the combination of Interest Income (Expense) and Investment Income (Expense), Net.
(c)

EBIT is defined as earnings (loss) before interest and taxes, with Adjusted EBIT provided for the purpose of adjusting for items impacting earnings that are not considered by management to be indicative of ongoing operations. We evaluate the profit performance of our segments based on income before income taxes, but also look to EBIT, or adjusted EBIT, as a performance evaluation measure because Interest Income (Expense), Net is essentially related to corporate functions, as opposed to segment operations. For that reason, we believe EBIT is also useful to investors as a metric in their investment decisions. EBIT should not be considered an alternative to, or more meaningful than, income before income taxes as determined in accordance with GAAP, since EBIT omits the impact of interest and investment income or expense in determining operating performance, which represent items necessary to our continued operations, given our level of indebtedness. Nonetheless, EBIT is a key measure expected by and useful to our fixed income investors, rating agencies and the banking community all of whom believe, and we concur, that this measure is critical to the capital markets’ analysis of our segments’ core operating performance. We also evaluate EBIT because it is clear that movements in EBIT impact our ability to attract financing. Our underwriters and bankers consistently require inclusion of this measure in offering memoranda in conjunction with any debt underwriting or bank financing. EBIT may not be indicative of our historical operating results, nor is it meant to be predictive of potential future results.

RPM Reports Results for Fiscal 2026 2nd Quarter

January 8, 2026

(d)	Reflects restructuring and other charges, which have been incurred in relation to our Margin Achievement Plan (“MAP 2025”) as follows:

•

Restructuring and other related expense, net: Includes charges incurred related to headcount reductions and facility closures recorded in “Restructuring Expense” on the Consolidated Statements of Income. Restructuring Expense totaled $4.5 million and $7.6 million for the quarters ended November 30, 2025 and November 30, 2024 respectively and $13.3 million and $14.8 million for the six months ended November 30, 2025 and November 30, 2024 respectively. Other related expenses include inventory write-offs in connection with restructuring activities recorded in “Cost of Sales” and accelerated depreciation and amortization recorded within “Cost of Sales” or “Selling, General, & Administrative Expenses (“SG&A”)” depending on the nature of the expense.

•

ERP consolidation plan: Includes expenses incurred as a result of our stated goals to consolidate over 75 ERP systems across the organization to one ERP platform per segment, as part of our overall MAP strategy as well as costs incurred for other decision support tools to facilitate our commercial initiatives related to MAP 2025 which have been incurred in all segments, as well as Corporate/Other, and have been recorded within “SG&A”.

•

Professional fees: Includes expenses incurred to consolidate accounting locations, costs incurred to implement technologies and processes to drive improved data analytics/decision making and cost incurred to implement new global manufacturing methodologies with the goal of improving operating efficiency incurred within all of our segments as well as Corporate/Other and recorded within “SG&A”. All of this spend is in support of stated MAP goals with the most significant expense incurred within Corporate/Other.

•

(Gain) on sale of closed facilities: Net gain related to the sale of three properties that were closed as part of the MAP 2025 program, partially offset by losses in preparing two other facilities for sale.

Included below is a reconciliation of the TOTAL CONSOLIDATED MAP initiatives.

	Three Months Ended		Six Months Ended
	November 30,	November 30,	November 30,	November 30,
	2025	2024	2025	2024
Restructuring and other related expense, net	$6,637	$11,299	$17,236	$22,053
ERP consolidation plan	4,440	4,005	7,406	8,949
Professional fees	3,201	12,139	6,342	21,161
(Gain) on sale of closed facilities	(4,340)	—	(4,340)	—

MAP initiatives	$9,938	$27,443	$26,644	$52,163

(e)	Amortization of inventory fair value adjustments related to acquisitions recorded in “Cost of Sales”.

(f)

Fiscal 2026 reflects gains recorded in “SG&A” associated with the divestiture of a product line and a waterproofing services business within our CPG segment. Fiscal 2025 reflects gains recorded in “SG&A” associated with post-closing adjustments for the sale of the non-core furniture warranty business which was sold in fiscal 2023.

(g)	A fair value adjustment of the earn-out liability associated with the Star Brands Group acquisition which resulted in a gain recorded in “SG&A”

SUPPLEMENTAL INFORMATION

RECONCILIATION OF “REPORTED” TO “ADJUSTED” AMOUNTS

(Unaudited)

	Three Months Ended		Six Months Ended
	November 30,	November 30,	November 30,	November 30,
	2025	2024	2025	2024
Reconciliation of Reported Earnings per Diluted Share to Adjusted Earnings per Diluted Share (All amounts presented after-tax):
Reported Earnings per Diluted Share	$1.26	$1.42	$3.03	$3.19
MAP initiatives (d)	0.05	0.16	0.15	0.31
Inventory step-up costs (e)	0.01	—	0.05	—
(Gain) on acquisition earn-out fair value adjustment (f)	(0.10)	—	(0.10)	—
Investment returns (g)	(0.02)	(0.02)	(0.05)	(0.05)
Income tax adjustment (h)	—	(0.17)	—	(0.22)

Adjusted Earnings per Diluted Share (i)	$1.20	$1.39	$3.08	$3.23

(d)	Reflects restructuring and other charges, which have been incurred in relation to our Margin Achievement Plan (“MAP 2025”) as follows:

•

Restructuring and other related expense, net: Includes charges incurred related to headcount reductions and facility closures recorded in “Restructuring Expense” on the Consolidated Statements of Income. Restructuring Expense totaled $4.5 million and $7.6 million for the quarters ended November 30, 2025 and November 30, 2024 respectively and $13.3 million and $14.8 million for the six months ended November 30, 2025 and November 30, 2024 respectively. Other related expenses include inventory write-offs in connection with restructuring activities recorded in “Cost of Sales” and accelerated depreciation and amortization recorded within “Cost of Sales” or “Selling, General, & Administrative Expenses (“SG&A”)” depending on the nature of the expense.

•

ERP consolidation plan: Includes expenses incurred as a result of our stated goals to consolidate over 75 ERP systems across the organization to one ERP platform per segment, as part of our overall MAP strategy as well as costs incurred for other decision support tools to facilitate our commercial initiatives related to MAP 2025 which have been incurred in all segments, as well as Corporate/Other, and have been recorded within “SG&A”.

•

Professional fees: Includes expenses incurred to consolidate accounting locations, costs incurred to implement technologies and processes to drive improved data analytics/decision making and cost incurred to implement new global manufacturing methodologies with the goal of improving operating efficiency incurred within all of our segments as well as Corporate/Other and recorded within “SG&A”.All of this spend is in support of stated MAP goals with the most significant expense incurred within Corporate/Other.

•

(Gain) on the sale of closed facilities: Net gain related to the sale of three properties that were closed as part of the MAP 2025 program, partially offset by losses in preparing two other facilities for sale.

(e)	Amortization of inventory fair value adjustments related to acquisitions recorded in “Cost of Sales”.

(f)	A fair value adjustment of the earn-out liability associated with the Star Brands Group acquisition which resulted in a gain recorded in “SG&A”

(g)

Investment returns include realized net gains and losses on sales of investments and unrealized net gains and losses on equity securities, which are adjusted due to their inherent volatility. Management does not consider these gains and losses, which cannot be predicted with any level of certainty, to be reflective of the Company’s core business operations.

(h)

U.S. foreign tax credits recognized as a result of global cash redeployment and debt optimization projects, as well as other adjustments to our net deferred tax asset related to U.S. foreign tax credit carryforwards resulting from our reassessment of income tax positions following recent developments in U.S. income tax case law.

(i)	Adjusted Diluted EPS is provided for the purpose of adjusting diluted earnings per share for items impacting earnings that are not considered by management to be indicative of ongoing operations.

RPM Reports Results for Fiscal 2026 2nd Quarter

January 8, 2026

CONSOLIDATED BALANCE SHEETS

IN THOUSANDS

(Unaudited)

	November 30, 2025	November 30, 2024	May 31, 2025
Assets
Current Assets
Cash and cash equivalents	$316,592	$268,683	$302,137
Trade accounts receivable	1,370,136	1,343,207	1,551,953
Allowance for doubtful accounts	(39,612)	(52,671)	(42,844)

Net trade accounts receivable	1,330,524	1,290,536	1,509,109
Inventories	1,083,420	995,262	1,036,475
Prepaid expenses and other current assets	390,636	326,155	322,577

Total current assets	3,121,172	2,880,636	3,170,298

Property, Plant and Equipment, at Cost	2,826,384	2,615,862	2,738,373
Allowance for depreciation	(1,328,094)	(1,238,798)	(1,264,974)

Property, plant and equipment, net	1,498,290	1,377,064	1,473,399

Other Assets
Goodwill	1,664,720	1,341,129	1,617,626
Other intangible assets, net of amortization	825,801	512,568	780,826
Operating lease right-of-use assets	404,650	353,706	370,399
Deferred income taxes	152,794	35,945	147,436
Other	202,813	182,022	215,965

Total other assets	3,250,778	2,425,370	3,132,252

Total Assets	$7,870,240	$6,683,070	$7,775,949

Liabilities and Stockholders’ Equity
Current Liabilities
Accounts payable	$741,172	$672,921	$755,889
Current portion of long-term debt	8,287	6,060	7,691
Accrued compensation and benefits	230,480	213,999	287,398
Accrued losses	32,517	35,126	36,701
Other accrued liabilities	393,870	365,781	379,768

Total current liabilities	1,406,326	1,293,887	1,467,447

Long-Term Liabilities
Long-term debt, less current maturities	2,511,588	2,019,846	2,638,922
Operating lease liabilities	348,248	304,517	317,334
Other long-term liabilities	242,297	244,891	241,117
Deferred income taxes	230,968	102,279	224,347

Total long-term liabilities	3,333,101	2,671,533	3,421,720

Total liabilities	4,739,427	3,965,420	4,889,167

Stockholders’ Equity
Preferred stock; none issued	—	—	—
Common stock (outstanding 128,076; 128,568; 128,269)	1,281	1,286	1,283
Paid-in capital	1,192,372	1,164,301	1,177,796
Treasury stock, at cost	(991,176)	(915,818)	(953,856)
Accumulated other comprehensive (loss)	(521,915)	(580,763)	(533,631)
Retained earnings	3,448,857	3,047,021	3,193,764

Total RPM International Inc. stockholders’ equity	3,129,419	2,716,027	2,885,356
Noncontrolling interest	1,394	1,623	1,426

Total equity	3,130,813	2,717,650	2,886,782

Total Liabilities and Stockholders’ Equity	$7,870,240	$6,683,070	$7,775,949

RPM Reports Results for Fiscal 2026 2nd Quarter

January 8, 2026

CONSOLIDATED STATEMENTS OF CASH FLOWS

IN THOUSANDS

(Unaudited)

	Six Months Ended
	November 30,	November 30,
	2025	2024
Cash Flows From Operating Activities:
Net income	$389,314	$412,004
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	103,507	92,743
Fair value adjustments to contingent earnout obligations	(12,707)	—
Deferred income taxes	(2,429)	(31,252)
Stock-based compensation expense	14,574	13,549
Net (gain) on marketable securities	(14,222)	(10,684)
Net (gain) on sales of assets and businesses	(4,730)	—
Other	(290)	(335)
Changes in assets and liabilities, net of effect from purchases and sales of businesses:
Decrease in receivables	190,741	122,603
(Increase) in inventory	(26,414)	(42,981)
Decrease (Increase) in prepaid expenses and other current and long-term assets	14,894	(11,193)
(Decrease) Increase in accounts payable	(13,555)	34,364
(Decrease) in accrued compensation and benefits	(58,267)	(84,929)
(Decrease) Increase in accrued losses	(4,248)	2,827
Increase in other accrued liabilities	7,041	30,792

Cash Provided By Operating Activities	583,209	527,508

Cash Flows From Investing Activities:
Capital expenditures	(111,797)	(100,732)
Acquisition of businesses, net of cash acquired	(161,633)	(85,649)
Purchase of marketable securities	(20,473)	(23,533)
Proceeds from sales of marketable securities	12,958	12,802
Proceeds from sales of assets and businesses, net	3,866	—
Other	—	(1,424)

Cash (Used For) Investing Activities	(277,079)	(198,536)

Cash Flows From Financing Activities:
Additions to long-term and short-term debt	110,000	25,086
Reductions of long-term and short-term debt	(236,509)	(134,022)
Cash dividends	(133,719)	(124,514)
Repurchases of common stock	(35,000)	(35,000)
Shares of common stock returned for taxes	(2,167)	(16,150)
Payment of acquisition-related contingent consideration	—	(1,122)
Other	(438)	(689)

Cash (Used For) Financing Activities	(297,833)	(286,411)

Effect of Exchange Rate Changes on Cash and Cash Equivalents	6,158	(11,257)

Net Change in Cash and Cash Equivalents	14,455	31,304
Cash and Cash Equivalents at Beginning of Period	302,137	237,379

Cash and Cash Equivalents at End of Period	$316,592	$268,683